CHANGE OF CONTROL AGREEMENT


         This Change of Control Agreement is dated as of April 27, 2000 and is between Merisel, Inc., a Delaware corporation (the "Company"), Merisel Americas, Inc., a Delaware corporation ("Americas"), and Allyson Vanderford ("Associate").

         The Company and Americas desire to retain Associate. Accordingly, Associate, the Company and Americas desire to set forth the terms and conditions governing Associate's employment by Americas following a Change of Control (as defined below). Associate, the Company and Americas hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Base Salary" shall mean Associate's annual base salary as in effect on the business day preceding a Change of Control or as the same may be increased thereafter from time to time, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

                  (b) The "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that results from any merger, consolidation, reorganization, sale of assets or otherwise. As used herein, the term "Americas" shall also include each successor enterprise of Merisel Americas, Inc. that results from any merger, consolidation, reorganization, sale of assets or otherwise.

                  (c) An "Americas Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group, other than the Company, shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Americas possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Americas, or (ii) there shall be a sale of all or substantially all of Americas' assets or Americas shall merge or consolidate with another corporation and the stockholders of Americas immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of Americas before the transaction. A "Company Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately

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after such transaction,  stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction. A "Change of Control" shall be the first to occur of a Company Change of Control or an Americas Change of Control.

                  (d) "Covered Termination" shall mean any cessation of Associate's employment by Americas that occurs after a Change of Control other than as a result of (i) Termination for Cause, (ii) Associate's death or permanent disability, or (iii) Associate's resignation without Good Reason (as hereinafter defined).

                  (e) A resignation by Associate shall be with "Good Reason" if after a Change of Control (i) there has been a material reduction in Associate's job responsibilities from those that existed immediately prior to the Change of Control, it being understood that a mere change in title alone shall not constitute a material reduction in Associate's job responsibilities, (ii) without Associate's prior written approval, Americas requires Associate to be based anywhere other than Associate's then current location, it being understood that required travel on Americas' business to an extent consistent with Associate's business travel obligations prior to the Change of Control does not constitute "Good Reason," (iii) there is a reduction in Associate's Base Salary, except that an across-the-board reduction in the salary level of all of Americas' associates and similarly situated employees of any purchasing or surviving corporation in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason," or (iv) a successor to all or substantially all of the business and assets of the Company or Americas fails to furnish Associate with the assumption agreement required by Section 8 hereof.

                  (f) "Termination for Cause" shall mean if Americas terminates Associate's employment for any of the following reasons: Associate misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Associate in violation of Americas' policies); excessive absenteeism; abuse of sick time; or Associate's conviction for or a plea of nolo contendere by Associate to a felony or any crime involving moral turpitude.

                  (g)      "Expiration Date" shall mean July 31, 2001.

         2. At-Will Employee. Americas shall have no obligation to retain or continue Associate as an employee and Associate's employment status as an "at-will" employee of Americas is not affected by this Agreement.

         3. Covered Termination Following Change of Control. If a Change of Control shall occur on or before the Expiration Date and if a Covered Termination shall occur within one year after the Change of Control, then: (A)

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on the effective date of such Covered Termination, the Company or Americas shall make a lump sum payment to Associate equal to six (6) months of Associate's Base Salary; and (B) the Company or Americas will reimburse Associate for the cost of Associate's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such Covered Termination) under the Company's health insurance plans for a six (6) month period following the date of the Covered Termination. The payments to be made to Associate upon a Covered Termination are in addition to the payments made to employees by Americas upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination. The obligations of the Company and Americas hereunder shall be joint and several.

         4. Withholding. The Company or Americas, as applicable, shall deduct from all payments paid to Associate under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

         5. Benefit Reduction. In the event any payments are required to be made pursuant to Section 3 hereof, the first dollar amount of such payments shall be reduced to the extent necessary to assure that the payments that are received pursuant to the terms and conditions of this Agreement which are "parachute payments" under Internal Revenue Code Section 280G (or any successor section) and the Department of Treasury regulations issued thereunder do not exceed the maximum amount which may be paid hereunder without such amounts being treated as subject to a loss of a federal income tax deduction under such section.

         6. Mitigation. Associate shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

         7. Associate's Obligations. In exchange for the Company or Americas providing the above-described benefits to Associate, Associate agrees that prior to receiving any severance compensation from the Company or Americas in respect of such Covered Termination, whether under this Agreement or otherwise, Associate will execute and deliver to the Company a Release and a Confidentiality Agreement, each substantially in the form provided to Associate with this Agreement.

         8. Assumption Agreement. The Company and Americas will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company or Americas, as the case may be, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Americas would be required to perform it whether or not such succession had taken place.

         9. Arbitration. Any dispute that may arise between Associate and the Company and/or Americas in connection with or relating to this Agreement, including any monetary claim arising from or relating to this Agreement, will be submitted to final and binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association ("AAA") then

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in effect.  Such arbitration  shall proceed before a single arbitrator who shall be selected by the mutual agreement of the parties. If the parties are unable to agree on the selection of an arbitrator, such arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules and procedures of the AAA. The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final and binding on such arbitrating parties, their respective heirs, legal representatives, successors, and assigns. Each party to any such arbitration proceeding shall bear her or his own attorney's fees and costs in connection with any such arbitration and each party shall pay half of all costs associated with the arbitration including the arbitrator's fees.

         10. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Company, Americas and Associate; provided that Associate shall not assign any of Associate's rights or duties under this Agreement without the express prior written consent of the Company and Americas. This Agreement together with the Merisel Employment Agreement signed by Associate sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written agreement signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL, INC.                                   Allyson Vanderford


By:
   -----------------------------------------    ------------------------------
Name: Dwight A. Steffensen
Title:   Chief Executive Officer


MERISEL AMERICAS, INC.


By:
   -----------------------------------------
Name: Dwight A. Steffensen
Title:   Chief Executive Officer


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